Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	April 2, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Oakland/East Bay Distribution Center

Chicago (April 2, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Fremont Distribution Center, a fully leased, high-quality, two building industrial portfolio totaling approximately 240,000 square feet in the Oakland / East Bay area submarket of Fremont, California. The purchase price was $47 million.

The San Francisco Bay area overall, and specifically the East Bay and Silicon Valley industrial submarkets are experiencing record low vacancies due to high demand and numerous barriers to new construction, along with the general strength of the local economy. Virtually all of this area is infill, with significant supply constraints given the population density, surrounding water, topography, and population growth in the metro. This is evidenced by industrial fundamentals that, along with Los Angeles and New Jersey, are among the strongest in the country.

Freemont is located at the nexus between the two very strong industrial submarkets of Oakland and Silicon Valley which have posted 1.6% and 1.4% vacancies respectively - and with limited supply growth they have had a vacancy rate below 3% for the past four years. The Bay Area industrial markets have undergone significant redevelopment that has resulted in many buildings being torn down to make way for new high-rise office buildings, residential and mixed-use projects. This creative destruction is expected to continue as a lack of developable land exists in the market and demand for space of all kinds remains strong.

“We are pleased to continue to add to our industrial portfolio, especially in this strong market, where this acquisition adds two additional properties to the three we acquired north of here in Richmond in 2016. Fremont’s location between Oakland and San Jose, along with its proximity to Interstate 880 and the Port of Oakland reflects our strategy to own high quality industrial buildings in dense, in-fill locations in close proximity to essential transportation infrastructure,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The real estate fundamentals in the Bay Area industrial markets have been strong, and demand is expected to remain solid. This investment brings our aggregate industrial allocation to nearly $650 million and over 6 million square feet representing 26 percent of the value of the overall JLL Income Property Trust portfolio.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$65 billion of private and public equity and private debt investments under management (as of Q4 2018). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.